Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

QUALITY DISTRIBUTION, INC.

Pursuant to Section 607.1006 of the Florida Statutes, Quality Distribution, Inc., a corporation organized and existing under and by virtue of the laws of the State of Florida (the “Corporation”), does hereby certify:

I. Name. The name of the Corporation is Quality Distribution, Inc.

II. Amendment Adopted. The amendment adopted provides for a change in the maximum number of directors of the Corporation.

III. Text of Amendment. Article V, Section 1 is hereby deleted in its entirety and replaced by the following new Article V, Section 1:

ARTICLE V

DIRECTORS

1. Number. The Board of Directors of the Corporation shall consist of not fewer than one (1) nor more than thirteen (13) members, the exact number of the directors to be fixed from time to time by the stockholders or as otherwise provided in the Corporation’s by-laws. The business and affairs of the Corporation shall be managed by the Board of Directors, which may exercise all such powers of this Corporation and do all such lawful acts and things as are not by law directed or required to be exercised or done only by the stockholders. The stockholders of the Corporation may remove a director from office at any time with or without cause.

IV. Adoption of Amendment. The amendment contained herein has been effected in conformity with the provisions of the Florida Business Corporation Act. On May 13, 2005, the amendment was unanimously approved and adopted by the Corporation’s Board of Directors and by the written consent of shareholders holding at least a majority of the voting power of the Corporation. The consents and votes given are sufficient for approval of such amendment.

V. Effective Date. The effective date of the amendment herein contained shall be the date of filing these Articles of Amendment to Articles of Incorporation with the Florida Secretary of State.

IN WITNESS WHEREOF, the undersigned President and Chief Executive Officer of the Corporation has executed these Articles of Amendment to Articles of Incorporation as of the 28th day of June, 2005.

/s/ Gerald L. Detter
Gerald L. Detter
President and Chief Executive Officer